Exhibit T3B.2.96

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MIDWEST TECHNOLOGY INVESTMENTS LLC

The undersigned, being the Member (as hereinafter defined) of MIDWEST TECHNOLOGY INVESTMENTS LLC, a Delaware limited liability company (the “Company”), does hereby execute this Amended and Restated Limited Liability Company Agreement of the Company (this “Agreement”) effective the 1st day of January, 2013, under the name of the Company.

WHEREAS, the Company was formed on March 15, 2012, under and pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);

WHEREAS, James J. Mindala, Kevin M. Nagle and Barry I. Katz (each, an “Original Member”), entered into the Limited Liability Company Agreement of the Company as of March 21, 2012 (the “Original Agreement”);

WHEREAS, as of the date hereof, pursuant to a separate Assignment and Assumption of Membership Interests, each Original Member assigned all of his right, title and interest in and to the Company to the Member; and

WHEREAS, the Member desires to amend and restate the Original Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Member hereby agrees as follows:

I

Office; Registered Agent

The principal office of the Company is in the State of Ohio, and shall be located at 8921 Canyon Falls Blvd., Suite 100, Twinsburg, Ohio 44087 (the “Principal Office”). The registered agent of the Company in the State of Delaware is The Corporation Trust Company, and the address of the registered agent in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

II

Purpose and Powers

The purpose for which the Company is organized is to conduct any lawful business purpose as set forth in Section 18-106 of the Act. The Company shall have the power and authority to do all things necessary to carry out its purpose, including, without limitation, the powers set forth in Section 18-106 of the Act.

III

Duration of the Company

The Company commenced upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and shall continue in perpetuity thereafter unless the Company is dissolved, wound up and terminated sooner by operation of law or by decision of the Member.

IV

Member

Envision Pharmaceutical Holdings Inc., a Delaware corporation, shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”).

V

Capital Contributions

The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company. The Member owns a 100% undivided limited liability company interest in the Company. The Member may loan funds to the Company on such terms and conditions as the Member may desire. All capital contributions and loans made by the Member and any future Members shall be recorded on the books and records of the Company.

VI

Management

All Company decisions and actions shall be decided by the Member. The Member may select a president, such number of vice presidents as it may from time to time determine a secretary, a treasurer, and such other officers as the Member may from time to time elect or appoint for the purpose of carrying out the directives of the Member and carrying on the day-to-day business of the Company.

The initial officers of the Company are:

Barry I. Katz	Chief Executive Officer
Thomas J. Welsh	Chief Financial Officer
Kimberly S. Kirkbride	Treasurer
Eugene P. Samuels	Secretary

Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified or until his earlier resignation or removal in accordance with this Agreement. Any two or more offices may be held by the same person, except the offices of President and Secretary.

Any officer or agent elected or appointed by the Member may be removed by the Member whenever in its judgment the best interests of the Company will be served thereby, subject to any contract rights of such person. Election or appointment of any officer or agent shall not of itself create contract rights.

Any vacancy occurring in any office may be filled by the Member.

The officers shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by the Member.

To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless the officers of the Company (each an “Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI shall continue for a person who has ceased to be an officer and inures to the benefit of the heirs, executors and administrators of such a person.

The Company may obtain, at the expense of the Company, directors and officers insurance coverage in an amount and on such terms as determined by the Member.

VII

Banking

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.

VIII
Books

The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such calendar year.

IX

Authorization to qualify to do Business as Foreign Limited Liability Company

The Member is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.

X

Transfers of Interests in the Company

Membership interests in the Company shall be freely transferable. Notwithstanding any other provision of this Agreement, upon any assignment by a Member of all of its membership interests in the Company, at the effective date of such assignment, the assignee shall automatically be admitted to the Company as a member of the Company and, immediately following such admission of the assignee, the assigning Member shall cease to be a member of the Company. Notwithstanding any other provision of this Agreement, upon any such assignment, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, upon such an assignment, the assignee shall be bound by this Agreement as a member of the Company.

XI

Amendments

This Agreement may be amended pursuant to a written agreement executed and delivered by the Member.

XII

Governing Law

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

[signature page follows.]